Exhibit 4.3


            Independent Certified Public Accountants' Consent

     We have issued our report dated January 6, 1994 on the statements of condition and related bond portfolios of Insured Municipals Income Trust, 152nd Insured Multi-Series (IM-IT, IM-IT Limited Maturity, Michigan IM-IT, New York IM-IT Intermediate Laddered Maturity and Pennsylvania IM-IT Trusts) as of January 6, 1994 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Report of Independent Certified Public Accountants".


                                    Grant Thornton

Chicago, Illinois
January 6, 1994